EXHIBIT 99.6

NASDAQ [Symbol] AMEX   (Letterhead)


KATHERINE M. ROBERSON
Counsel

SENT VIA FACSIMILE AND FEDERAL EXPRESS

August 20, 1999

Steven M. Kaufman, Esq.
Hogan & Hartson, LLP
Columbia Square
555 Thirteenth Street, N.W.
Washington, D.C.  20004-1109

RE:               eGLOBE, INC.
                  (F/K/A EXECUTIVE TELECARD, LTD.)
                  NASDAQ LISTING QUALIFICATIONS PANEL
                  RECONSIDERATION OF DECISION NQ 2826C-99

Dear Mr. Kaufman:

This is to inform you that the Nasdaq Listing Qualifications Panel (the "Panel") has rendered a determination in the matter of eGlobe, Inc. (the "Company") with respect to the Company's request for reconsideration of the decision, dated August 17, 1999, whereby the Company's securities were delisted from the Nasdaq National Market effective with the close of business on that date. In its original decision dated August 10, 1999, the Panel granted the Company an exception, pursuant to which the Company was required to evidence a minimum of $9,900,000 in net tangible assets on or before August 16, 1999.(1) Thereafter, on or before October 15, 1999, the Company was required to evidence a minimum of $20,000,000 in net tangible assets.

The Company filed the Form 10-Q for the quarter ended June 30, 1999 on August 16, 1999 evidencing a net worth of approximately $10,500,000; however, that figure included approximately $3,000,000 in redeemable preferred stock. The Panel determined to treat the redeemable preferred stock as a liability for purposes of calculating the Company's net tangible

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1     The Panel's August 10, 1999 decision is hereby incorporated by reference.



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assets;(2)  Pursuant  to  such  determination,  the  Company's  securities  were delisted from The Nasdaq Stock Market effective with the close of business, August 17, 1999.(3)

In correspondence dated August 18, 1999, the Company asserted that the Series G Convertible Redeemable Preferred Stock (the "Series G") should be included in the calculation of its net tangible assets and that it had evidenced compliance with the first term of the Panel's decision. It requested that its securities be relisted on the Nasdaq National Market. In the alternative, the Company proffered a revised plan, which it believes will enable it to evidence approximately $15,400,000 in net tangible assets within the very near term.

The Company represented that it has received firm commitments from several of its "prominent" investors to purchase additional securities in the total amount of $1,000,000. In addition, the Company's largest shareholder and creditor has agreed to convert $4,000,000 of debt into equity. Finally, as of the morning of August 20, 1999, the Company had received oral confirmation that the holder of the Series G has agreed to convert those shares into common shares resulting in $3,000,000 in additional equity. The Company continues to pursue its plan to raise an additional $10,000,000 in the near term to enable it to evidence compliance with the second term of the Panel's decision as well.

PANEL DECISION

The Panel was of the opinion that the Company presented a definitive plan which will enable it to evidence net tangible assets in excess of the original $9,900,000 requirement within the very near term. The Panel particularly noted the immediate actions taken by the Company upon notification that the Series G would be considered a liability for purposes of calculating its net tangible assets. The Panel again expressed confidence in the Company's ability to sustain compliance with the net tangible assets requirement going forward, even in light of its projected losses, so long as it is able to timely comply with the second term of the August 10, 1999 decision.

BASED UPON THE COMPANY'S UPDATED AND REVISED PLAN OF COMPLIANCE AND THE SHORT DURATION OF THE EXTENSION, THE PANEL DETERMINED TO RELIST THE COMPANY'S SECURITIES ON THE NASDAQ NATIONAL MARKET EFFECTIVE WITH THE OPEN OF BUSINESS ON AUGUST 23, 1999, PURSUANT TO THE FOLLOWING EXCEPTION. ON OR BEFORE SEPTEMBER 3, 1999, THE COMPANY MUST MAKE A PUBLIC

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2 The Company was advised by staff of Nasdaq's policy regarding the treatment of redeemable preferred stock with respect to the calculation of net tangible assets prior to and at the hearing.

3 At the hearing, the Company estimated a net loss of approximately $4,500,000 for the June 30, 1999 quarter, however, the Company reported an operating loss of $(8,058,894) and a net loss of $(11,247,821) in the Form 10-Q for that period. In accordance with the information discussed in the Panel's original decision, the Company projects continued losses through the month ending April 30, 2000.



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FILING WITH THE  SECURITIES  AND EXCHANGE  COMMISSION  AND NASDAQ,  EVIDENCING A
MINIMUM OF $9,900,000 IN NET TANGIBLE ASSETS. THE FILING MUST CONTAIN A JULY 31, 1999 BALANCE SHEET WITH PRO FORMA ADJUSTMENTS FOR ANY SIGNIFICANT EVENTS OR TRANSACTIONS OCCURRING ON OR BEFORE THE FILING DATE. THEREAFTER, ON OR BEFORE OCTOBER 15, 1999, THE COMPANY MUST MAKE A PUBLIC FILING WITH THE SECURITIES AND EXCHANGE COMMISSION AND NASDAQ, EVIDENCING A MINIMUM OF $20,000,000 IN NET TANGIBLE ASSETS. THE FILING MUST CONTAIN AN AUGUST 31, 1999 BALANCE SHEET WITH PRO FORMA ADJUSTMENTS FOR ANY SIGNIFICANT EVENTS OR TRANSACTIONS OCCURRING ON OR BEFORE THE FILING DATE. IN ORDER TO FULLY COMPLY WITH THE TERMS OF THIS EXCEPTION, THE COMPANY MUST BE ABLE TO DEMONSTRATE COMPLIANCE WITH ALL REQUIREMENTS FOR CONTINUED LISTING ON THE NASDAQ NATIONAL MARKET, INCLUDING NASDAQ'S SHAREHOLDER APPROVAL REQUIREMENT AS SET FORTH IN NASDAQ MARKETPLACE RULE 4460(I). IN THE EVENT THE COMPANY FAILS TO COMPLY WITH THE TERMS OF THIS EXCEPTION, THE COMPANY'S SECURITIES MAY BE TRANSFERRED TO THE NASDAQ SMALLCAP MARKET OR DELISTED FROM THE NASDAQ STOCK MARKET.

It is a requirement during the exception period that the Company must provide prompt notification of any significant events which occur during this time. Should there be a material change in the Company's financial or operational character the Panel reserves the right to reconsider the terms of this exception. In addition, any compliance document will be subject to review by the Panel, which may at its discretion request additional information before approving the Company's compliance.

The Company should be aware that the Nasdaq Listing and Hearing Review Council ("Review Council") may, on its own motion, determine to review any Panel decision within 45 calendar days after issuance of the written decision. If the Review Council determines to review this decision it may affirm, modify, reverse, dismiss, or remand the decision to a Panel. The Company will be immediately notified in the event the Review Council determines that this matter will be called for review.

All other terms and conditions of the Panel's August 10, 1999 decision shall remain in effect.



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If you have  any  questions,  please  do not  hesitate  to  contact  me at (202)
496-2656.

Sincerely,

/s/ Katherine M. Roberson

Katherine M. Roberson
Counsel
Nasdaq Listing Qualifications Hearings


cc:  W.P. Colin Smith, Jr., General Counsel, eGlobe, Inc.